Exhibit 99.2

Announcing New President and CEO

Wil W. Osborn Named President and Chief Executive Officer

The Federal Home Loan Bank of Des Moines (FHLB Des Moines or the Bank) is pleased to announce the selection of Wil W. Osborn as president and chief executive officer, effective October 1, 2026.

This announcement follows a comprehensive succession planning and executive search process led by the Bank’s board of directors and its succession committee.

Wil will succeed Kris Williams, who announced her intention to retire from FHLB Des Moines earlier this year. Kris has served as president and chief executive officer since January 2020, and her last day will be September 30, 2026.

“Stepping into the role as president and CEO is incredibly meaningful to me and I’m honored to lead the Bank in its mission of supporting both the success of our members and housing affordability. Since joining the Bank six years ago, I’m proud of what we’ve accomplished, and I’m excited to continue working alongside our dedicated FHLB Des Moines team,” said Osborn.

"Selecting the next leader of the Federal Home Loan Bank of Des Moines is one of the board’s most important responsibilities, and we approached this process with thoughtful consideration and clear focus on the future. We are confident Wil brings the leadership, experience and vision to build on the Bank’s strong foundation and advance its mission to our members and the communities they support. We are grateful for Kris Williams’ leadership and the lasting impact she has made during her tenure, and we look forward to supporting Wil as he begins this next chapter for the Bank,” said Karl Bollingberg, board chair and North Dakota member director.

More details on this announcement can be found in our recently published press release. If you have further questions, please reach out to your relationship manager.